Exhibit 10.45

Stock Unit - FY22 US Electronic Agreement (Time-Based)
2013 Stock Incentive Plan

DELL TECHNOLOGIES INC.
Restricted Stock Unit Agreement

Dell Technologies Inc., a Delaware corporation (the "Company"), is pleased to grant you an Other Stock-Based Award in the form of "restricted stock units" representing the right to receive shares of the Company's Class C Common Stock (the "Shares"), subject to the terms and conditions described below. The number of restricted stock units that are awarded to you (the "Units") is stated in step one of the Company's stock plan administrator's online grant acceptance process (the "Grant Summary"). Each Unit represents the right to receive one Share. As a material inducement to the Company to grant you this award, you agree to the following terms and conditions. You agree that you are not otherwise entitled to this award, that the Company is providing you this award in consideration for your promises and agreements below, and that the Company would not grant you this award absent those promises and agreements. This Restricted Stock Unit Agreement (this "Agreement"), the Grant Summary, and the Dell Technologies Inc. 2013 Stock Incentive Plan (as amended, modified or restated from time to time, the "Plan") set forth the terms of your Units identified in your Grant Summary.

1. Vesting — The Units will vest, and you will receive Shares, in accordance with the schedule in your Grant Summary. The Company will issue you one Share for each vested Unit to be delivered on the applicable vesting date or as soon as administratively practicable thereafter; provided that in no event shall Shares be delivered later than the sixtieth day after the applicable vesting date. The issuance of Shares shall be evidenced in such manner as the Company, in its discretion, deems appropriate. You will have no further rights with regard to Units once the Shares related to such Units have been issued.

2. Expiration — If your Employment terminates for any reason other than (a) by the Company without Cause, (b) by you for Good Reason, or (c) by reason of your death or Disability, any Units that have not vested as described herein will expire at that time.

If your Employment is terminated (a) by the Company without Cause, (b) by you for Good Reason, or (c) by reason of your death or Disability, unless otherwise set forth in your Grant Summary, all outstanding Units will vest, and you will receive Shares, in accordance with the schedule in your Grant Summary so long as you fully comply with the terms of this Agreement.

For purposes of this agreement, "Cause" means: (a) a material violation of your obligations regarding confidentiality or the protection of sensitive, confidential or proprietary information, or trade secrets; (b) an act or omission by you resulting in your being charged with a criminal offense which constitutes a felony, or involves moral turpitude or dishonesty, (c) conduct by you which constitutes gross neglect, insubordination, willful misconduct, or a material breach of Dell's Code of Conduct or a fiduciary duty to Dell or its shareholders; or (d) your violation state or federal law relating to the workplace environment, including, without limitation, laws relating to sexual harassment or age, sex, race, or other prohibited discrimination.

No action or inaction shall be treated as "willful" unless done or not done in bad faith or done without reasonable belief it was in the best interests of the Company or its affiliates. Neither poor performance by itself nor actions or inactions based upon the direction of the Board or actions or inactions taken upon the advice of Company counsel or counsel for you paid for by the Company shall constitute Cause unless such actions or inactions are known by you to be or reasonably should have been known by you to be in violation of the law. You shall be given the reasonable opportunity to be heard before the Board with your counsel present (if you so elect) prior to being terminated for Cause.

For purposes of this Agreement, "Good Reason" means (i) a material reduction in your base salary, (ii) a material adverse change to your title or a material reduction in your authority, duties or responsibilities, (iii) from your Start

Date until August 15, 2024, you no longer report to the Company's Chief Executive Officer, (iv) from August 16, 2024 until your employment termination, you no longer report to Michael Dell, (v) a material breach by the Company of this letter or any material compensation arrangement or (vi) a change in your principal place of work to a location of more than 25 miles from his principal place of work immediately prior to such change; provided, that you provide written notice to the Company of the existence of any such condition within 90 days of you having actual knowledge of the initial existence of such condition and the Company fails to remedy the condition within 30 days of receipt of such notice (the "Cure Period"). In order to resign for Good Reason, you must actually terminate employment no later than 90 days following the end of such Cure Period, if the Good Reason condition remains uncured; provided, that, if such Good Reason condition is solely the result of a material reduction in your authority, duties or responsibilities that is directly related to the occurrence of a Change in Control (as defined in the 2013 Stock Incentive Plan) and such Good Reason condition remains uncured following the end of the Cure Period, you may not terminate his employment for Good Reason until the first date that follows the six month anniversary of such Change in Control.

For purposes of this Agreement, the term "Employer" means the Company (if you are employed by the Company) or the Affiliate or Subsidiary of the Company that employs you. As used herein, the term "the Company" includes all Affiliates and Subsidiaries of the Company, including your Employer. As used herein, the term "Employment" has the meaning set forth in the Plan, except that it shall exclude employment with or the provision of services to VMware, Inc., SecureWorks Corp., and their respective Subsidiaries.

As used herein, the term "Affiliate" means any company or other entity that controls, is controlled by or is under common control with the Company within the meaning of Rule 405 of Regulation C under the Securities Act, including any Subsidiary.

As used herein, the term "Disability" means, with respect to you, that: (1) on or prior to the date of termination, you have provided proof that you have been determined by the U.S. Social Security Administration to be eligible for disability benefits under the Social Security disability insurance program or the Supplemental Security Income program; and (2) the Committee has determined that you have a permanent physical or mental impairment of sufficient severity as to prevent you from performing duties for the Company or an Affiliate and provided written notice to you that your employment is terminated due to a permanent "Disability" for purposes of the Plan. The Committee, or its designee, may establish any process or procedure it deems appropriate for determining whether you have a "Disability." Whether your employment is terminated due to "Disability" for purposes of the Plan shall be determined by the Committee in the Committee's complete discretion.

3. Rights as a Stockholder — You, or your estate or heirs, will have no rights as a stockholder with respect to unvested Units, or with respect to Shares that may be received by you with respect to your Units until those Shares are issued and registered in your name on the books of the Company's transfer agent. Units granted to you will be satisfied wholly through the issuance and delivery of Shares; provided that in lieu of issuing any fractional Share, the Company shall make a cash payment to you equal to the Fair Market Value of such fractional Share.

4. Agreement With Respect to Taxes — You must pay any federal, state, local and foreign taxes that are required to be withheld by the Company or your Employer. You may pay such amounts in cash or make other arrangements satisfactory to the Company or your Employer for the payment of such amounts. You agree that the Company or your Employer, at its sole discretion and to the fullest extent permitted by Applicable Law, shall have the right to demand that you pay such amounts in cash or deduct such amounts from any payments of any kind otherwise due to you, provided that the Company shall provide reasonable opportunity to satisfy such withholding tax obligation by withholding from the Shares otherwise issuable to you. At the Company or your Employer's sole discretion, the Company or your Employer may require that such withholding tax obligation shall be satisfied by withholding from the Shares otherwise issuable to you, that number of Shares having an aggregate Fair Market Value at the time the withholding tax obligation arises equal to the amount of such withholding tax obligation. Such withholding obligation may be, or, if the Committee so directs, such withholding obligation shall be, satisfied by your delivery (on a form prescribed or accepted by the Committee) of an irrevocable direction to a licensed securities broker acceptable to the Committee to sell vested Shares being delivered under the award and to deliver all or part of the sale proceeds to the Company to satisfy the withholding obligation directly to the Company or your Employer. If the applicable tax withholding is satisfied by an irrevocable direction to a licensed securities broker, you will be subject to the Company's policies regarding insider trading restrictions, which may affect your ability to acquire or sell Shares under the Plan. By acceptance of the award granted hereunder, you certify your understanding of and intent to fully comply with the standards contained in the Company's insider trading policies (and related policies and procedures adopted by the Company).

You agree that, subject to compliance with Applicable Law, the Company or your Employer may recover from you taxes which may be payable by the Company or your Employer in any jurisdiction in relation to this award. You agree that the Company or your Employer shall be entitled to use whatever method they may deem appropriate to recover such taxes including the sale of any Shares, paying you a net amount of shares (or cash), or recovering the taxes via payroll and direct invoicing. You further agree that the Company or your Employer may, as they reasonably consider necessary, amend or vary this Agreement to facilitate such recovery of taxes.

5. Leaves of Absence — For purposes of this Agreement, your Employment does not terminate when you take a leave of absence that has been approved by the Company or your Employer or is one to which you are legally entitled regardless of such approval.

6. Return of Share Value — You understand and agree that the Units are designed to align your long-term interests with those of the Company and that having your interests aligned with the Company is a condition of retaining any Units, Shares delivered to you in respect of Units, or the cash value associated with same. You further understand and agree that if the Company, acting through the Committee, determines that you engaged in "Conduct Detrimental to the Company" (as defined below) during your Employment or during the one-year period following the termination of your Employment, you shall, upon demand, return to the Company, in the form of a cash payment, certain share value ("Returnable Share Value"). For purposes of this provision, "Returnable Share Value" means a cash amount equal to the gross value of the Shares that were issued to you pursuant to this Agreement, determined as of the date such Shares were issued to you and using the Fair Market Value of the Company's Class C Common Stock on that date. You understand and agree that your repayment of the Returnable Share Value is separate from and does not preclude the Company from seeking and obtaining other relief based on your conduct that constitutes Conduct Detrimental to the Company.

For purposes of this Agreement, you will be considered to have engaged in "Conduct Detrimental to the Company" if:

a.you engage in serious misconduct related to your employment with the Company (whether or not such serious misconduct is discovered by the Company prior to the termination of your Employment);

b.except for actions taken on behalf of your Employer within the scope of your Employment or as required by applicable law, subpoena, court order, or governmental investigation or if reasonably appropriate in litigation with the Company, you use, disclose, copy, store, or retain any confidential, proprietary, or trade secret information obtained by you in connection with your Employment;

c.except for communications made on behalf of your Employer within the scope of your Employment, you advise, assist, attempt to influence or otherwise induce or persuade (or assist any other person in advertising, attempting to influence or otherwise induce or persuade) any person employed by the Company to end his or her employment with the Company; or

d.you engage in Conflicting Activities (as described below).

For purposes of this provision, "Conflicting Activities" means you, without the advance, express, written consent of the Company's Chief Human Resources Officer:

a.are or become a principal, owner, officer, director, shareholder or other equity owner (other than a holder of less than 5% of the outstanding shares or other equity interests of a publicly traded company) of a Competitor (as defined below);

b.are or become a partner or joint venture in any business or other enterprise or undertaking with a Competitor;

c.work or perform services (including contract, consulting or advisory services) for a Competitor in any geographic area where the Company conducts business, if your work or services (i) are similar in any material way to the work or services you performed for the Company in the twenty-four month period preceding the termination of your Employment or (ii) could result in you using the Company's confidential information or trade secrets; or

d.solicit, divert, take away (or attempt to solicit, divert, or take away), directly or by assistance of others, any business from the Company's clients or customers (including actively sought clients or customers) with whom you have or have had material contact during your Employment, for purposes of providing products or services that are competitive with those provided by the Company.

You understand and agree that neither this provision nor any other provision of this Agreement prohibits you from engaging in Conduct Detrimental to the Company, but only requires repayment of Returnable Share Value if you engage in Conduct Detrimental to the Company.

The term "Competitor" means any entity, or other business concern, that offers or plans to offer products or services that are materially competitive with any of the products or services being manufactured, offered, marketed, or are actively developed by the Company as of the date your Employment ends.

If you enter into any business, employment, or service relationship during your Employment or within the one-year period following the termination of your Employment, you agree to provide the Company sufficient information regarding the relationship to enable the Company to determine whether such employment or service constitutes Conflicting Activities. You agree to provide such information to [Dell's General Counsel in writing within five business days of agreeing to the business, employment, or service relationship. You understand and agree that if you fail to provide sufficient information as required by this paragraph, the Committee may consider your failure to provide such information in making its determination, and you waive any claim or objection related to the Committee doing so and to the Committee failing to consider information you failed to provide.

The Committee shall have complete and absolute authority to make any factual findings and to construe and interpret the provisions of this Agreement, including but not limited to any determination as to whether you have engaged in "Conduct Detrimental to the Company." Any such interpretations or determinations by the Committee made in good faith will be final, binding, and conclusive on you, your beneficiaries or successors, the Company and all other interested persons.

Notwithstanding anything herein to the contrary, if, within 30 days of the last day of your Employment, you either reside or work in the Commonwealth of Massachusetts, you agree that the provisions of the addendum attached hereto (the "Addendum"), shall apply to this Agreement and control to the extent there is any conflict between the Addendum and the other provisions of this Agreement.

7. Transferability — The Units are not transferable other than by will or the applicable laws of descent and distribution, and unvested Units may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered, whether by operation of law or otherwise, nor may the Units be made subject to execution, attachment or similar process. If you attempt to take any of the actions in the immediately preceding sentence, the Units will immediately become forfeited. Once Units have vested and Shares have been issued to you, such Shares shall be freely transferable, subject to any applicable securities laws, rules and regulations, any separately stated transfer restrictions that the Company may impose on such Shares, and any Restricted Periods (as defined below) to which you may be subject.

8. Trading Restrictions — If you are subject to any Company "blackout" policy or other trading restriction imposed by the Company (a "Restricted Period") on the date a distribution would otherwise be made pursuant to Section 1 above, such distribution shall instead be made on the earlier of (i) the date you are not subject to any such policy or restriction and (ii) the later of (A) the end of the calendar year in which such distribution would otherwise have been made, and (B) a date that is immediately prior to the expiration of two and one-half months following the date such distribution would otherwise have been made hereunder. For purposes of this provision, you acknowledge that you may be subject to a Restricted Period for any reason that the Company determines appropriate, including Restricted Periods generally applicable to employees or groups of employees or Restricted Periods applicable to you during an investigation of allegations of misconduct or Conduct Detrimental to the Company by you.

9. Incorporation of Plan — This award is granted under the Plan and is governed by the terms of the Plan in addition to the terms and conditions stated herein. This Agreement, the Grant Summary and the Plan constitute the entire understanding between you and the Company regarding this award. In the event of any conflict between this Agreement or the Grant Summary and the Plan, the terms of the Plan shall control; provided that the definitions of "the Company" and "Employment'' set forth in Section 2 herein shall control over the conflicting definitions in the Plan. All terms used herein with their initial letters capitalized shall have the meanings given them in the Plan unless otherwise defined herein. A copy of the Plan is available upon request from the Company's Stock Plan Administration Department. Your Units will be subject to the terms of any applicable agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity, and shall be subject to adjustment pursuant to Section 10 of the Plan.

10. Notice — You agree that notices may be given to you in writing either at your home address as shown in the records of the Company or your Employer, or by electronic transmission (including e-mail or reference to a website or other URL) sent to you through the Company's normal process for communicating electronically with its employees.

11. No Right to Continued Employment — The granting of Units does not confer upon you any right to the expectation of, or continuation of, your Employment. Unless otherwise specified in an employment or other written agreement between the Company or your Employer, as applicable, and you, the Company or your Employer, as applicable, reserves the right to terminate your Employment at any time and for any reason.

12. Limitation on Rights; No Right to Future Grants; Extraordinary Item of Compensation — By accepting this Agreement and the grant of the Units evidenced hereby, you expressly acknowledge that (a) the Plan is discretionary in nature and may be suspended or terminated by the Company at any time; (b) the grant of Units is a one-time benefit that does not create any contractual or other right to receive future grants of Units, or benefits in lieu of Units; (c) all determinations with respect to future grants, if any, including the grant date, the number of Units granted and the vesting dates, will be at the sole discretion of the Company; (d) your participation in the Plan is voluntary; (e) the value of the Units is an extraordinary item of compensation that is outside the scope of your employment contract, if any, and nothing can or must automatically be inferred from such employment contract or its consequences; (f) Units are not part of normal or expected compensation for any purpose, and are not to be used for calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments, and you waive any claim on such basis; (g) the grant of an equity interest in the Company gives rise to the Company's need (on behalf of itself and its stockholders) to protect itself from Conduct Detrimental to the Company, and your promises described in Section 6 (Return of Share Value) above are designed to protect the Company and its stockholders from Conduct Detrimental to the Company; (h) vesting of Units ceases upon termination of Employment for any reason except as may otherwise be explicitly provided in the Plan document or in this Agreement; and (i) the future value of the Units is unknown and cannot be predicted with certainty. In addition, you understand, acknowledge and agree that you will have no rights to compensation or damages related to Units or Shares in consequence of the termination of your Employment for any reason whatsoever and whether or not in breach of contract.

13. Data Privacy Consent — As a condition of the grant of the Units, you acknowledge the legal basis for the processing of your personal data (as described in this paragraph) is to administer all the Units. You also expressly consent to the collection, use and transfer of your personal data and you understand that the Company and its Affiliates and Subsidiaries hold certain personal information about you, including your name, home address and telephone number, date of birth, social security number, salary, nationality, job title, any ownership interests or directorships held in the Company, its Affiliates or its Subsidiaries and details of all Units, Shares, stock options or other equity awards awarded or cancelled ("Data"). You further understand that the Company, its Affiliates and Subsidiaries will transfer Data amongst themselves as necessary for the purposes of implementation, administration and management of your participation in the Plan, and that the Company, its Affiliates and any of its Subsidiaries may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. You understand that these recipients may be located in the European Economic Area or elsewhere, such as the United States. You authorize them to receive, possess, use, retain and transfer such Data as may be required for the administration of the Plan or the subsequent holding of shares of common stock on your behalf, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer to a broker or other third party with whom you may elect to deposit any shares of common stock acquired under the Plan. You understand that you may, at any time, view such Data or require any necessary amendments to it.

14. Governing Law and Venue — This Agreement and the Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware, United States of America, without regard to conflict of laws principles thereof. For any dispute for which the forum and venue are not fixed by your agreement to arbitrate with the Company, the exclusive venue for any and all disputes arising out of or in connection with this Agreement shall be New Castle County, Delaware, United States of America, and the courts sitting exclusively in New Castle County, Delaware, United States of America shall have exclusive jurisdiction to adjudicate such disputes. Each party hereby expressly consents to the exercise of jurisdiction by such courts and hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to such laying of venue (including the defense of inconvenient forum).

15. Effect of Invalid Provisions — If any of the promises, terms or conditions set forth herein are determined by a court of competent jurisdiction to be unenforceable, any Units that have not vested as described above will expire at that time and you agree to return to the Company an amount of cash equal to the Fair Market Value of all Shares theretofore issued to you pursuant to this Agreement, determined as of the date such Shares were issued.

16. Consent to Electronic Communications — You agree that the Company may provide you with any communications associated with this award in electronic format. Your consent to receive electronic communications includes, but is not limited to, all legal and regulatory disclosures and communications associated with this award or notices or disclosures about a change in the terms and conditions of this award.

17. Internal Revenue Code Section 409A — The Company makes no representations or warranty and shall have no liability to you or any other person if any provisions of or payments under this Agreement are determined to constitute nonqualified deferred compensation subject to Code Section 409A but not to satisfy the conditions of that section. To the extent that the Committee determines that you would be subject to the additional 20% tax imposed on certain non-qualified deferred compensation plans pursuant to Code Section 409A as a result of any provision of this Agreement, such provision shall be deemed amended to the minimum extent necessary to avoid application of such additional tax. The nature of such amendment shall be determined by the Committee. For purposes of this Agreement, a termination of Employment only occurs upon an event that would be a "Separation from Service" within the meaning of Code Section 409A.

18. Titles and Interpretation — Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement. Defined terms used in this Agreement shall apply equally to both the singular and plural forms thereof. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes," and "including" shall be deemed to be followed by the phrase "without limitation." The term "hereunder" shall mean this entire Agreement as a whole unless reference to a specific section or provision of this Agreement is made. Any reference to a section, subsection and provision is to this Agreement unless otherwise specified.

19. Acceptance of Terms and Conditions — This award will not be effective and you may not take action with respect to the Units or the Shares until you have acknowledged and agreed to the terms and conditions set forth herein in the manner prescribed by the Company. This award will also not be effective and you may not take action with respect to the Units or the Shares if you have not executed your Key Employee Agreement and Mutual Agreement to Arbitrate Claims in the manner prescribed by the Company. You should print a copy of this award and your Grant Summary for your records.
_____________________________________________________________________________________________

Awarded subject to the terms and conditions stated above:
DELL TECHNOLOGIES INC.
By: /s/ William Balog
Bill Balog — SVP, Global Compensation and Benefits

Agreed to as to the language herein but will be signed electronically soon after grant:

/s/ Anthony Charles Whitten
Anthony Charles Whitten